Exhibit 99.1

CONTACT:           John Beisler
VP – Investor Relations
805-745-7750

CKE RESTAURANTS, INC. REPORTS FISCAL 2009 NET INCOME OF $37.0 MILLION, AN 18.9 PERCENT INCREASE OVER PRIOR YEAR

Company Achieves Increases in Same-store Sales, Average Unit Volumes and Adjusted EBITDA, Holds Restaurant Operating Costs Flat to Prior Year, Reduces Debt and Successfully Executes Capital Plan

CARPINTERIA, Calif. — Mar.25, 2009 — CKE Restaurants, Inc. (NYSE:CKR) announced today fiscal 2009 fourth quarter and year-end results for the 52-week fiscal year ended Jan. 26, 2009.

Fiscal 2009 Financial Highlights

▪	The Company increased its income from continuing operations $1.9 million to $37.0 million, or $0.69 per diluted share, versus $35.1 million, or $0.57 per diluted share, in the prior year.

▪
The Company increased its net income $5.9 million to $37.0 million, or $0.69 per diluted share, versus $31.1 million, or $0.50 per diluted share, in the prior year. The Company recorded $9.0 million in interest expense resulting from mark-to-market adjustments related to our interest rate swap agreements versus $11.4 million in the prior year. Absent these adjustments, diluted earnings per share in fiscal 2009 would have been $0.79 versus $0.62 in the prior year.

▪
Company-operated restaurants increased their blended same-store sales 1.7 percent. Carl’s Jr.® and Hardee’s® company-operated restaurants increased their same-store sales 2.1 and 1.2 percent, respectively.

▪
Company-operated restaurants increased their blended average unit volume for the trailing-13 periods to $1,232,000. Carl’s Jr. and Hardee’s company-operated restaurants increased their average unit volumes to $1,528,000 and $993,000, respectively, for the trailing-13 periods.

▪
The Company increased earnings before interest, income taxes, depreciation and amortization, facility action charges and share-based compensation expense (“Adjusted EBITDA”) by $2.3 million, to $167.3 million, versus $164.9 million in the prior year.

▪
Consolidated restaurant operating costs as a percentage of company-operated restaurants revenue remained steady at 81.1 percent as lower payroll and other employee benefits costs offset higher depreciation expense primarily due to our remodeling program. Food and packaging costs were flat versus the prior year.

▪	The Company decreased its bank and other long-term debt by $36.3 million to $314.8 million. As of Jan. 26, 2009, the Company’s leverage ratio was 2.3.

Fiscal 2009 Operating Highlights

▪
Carl’s Jr. and Hardee’s increased their systemwide unit count by 36 restaurants, marking the Company’s second straight year of net unit growth. During fiscal 2009, the Company opened 24 units and its franchisees and licensees opened 45 domestic and 40 international units.

▪
The Company successfully completed its Hardee’s refranchising program through the sale of 102 restaurants during the year to new and existing franchisees. The Company refranchised a total of 238 Hardee’s restaurants over the past two years, exceeding the Company’s initial goal of 200 restaurants.

▪	New and existing franchisees executed a total of 20 development agreements representing commitments to build a total of 380 restaurants domestically and internationally.

▪
The Company remodeled 61 Carl’s Jr. and 101 Hardee’s restaurants and completed a combined 41 dual-branded Green Burrito and Red Burrito restaurant conversions. In addition, franchisees completed 20 dual-branded restaurant conversions.

Executive Commentary
Commenting on the Company’s performance, chief executive officer Andrew F. Puzder said, “Fiscal 2009 was an extremely challenging year for our economy, including record commodity costs, the collapse of the credit markets and a significant decline in consumer spending in the latter half of the year. Nevertheless, our net income for the full year was $37.0 million, a $5.9 million, or 18.9 percent, increase over the prior year. Diluted earnings per share from continuing operations was $0.69, a 21.1 percent increase from fiscal 2008.  Both of our brands recorded increases in same-store sales and set record average unit volumes. We aggressively managed costs at the restaurant level, mitigating the impact of rising commodity costs and minimum wage increases. In addition, we and our franchisees and licensees opened 109 new restaurants and added 36 net units to our systemwide base.  We successfully completed our strategic refranchising program, and signed a number of significant development agreements with new franchisees, both domestically and internationally.

“Our brands increased their blended same-store sales 1.7 percent, our sixth consecutive year of same-store sales growth. We achieved these gains by maintaining our premium quality positioning as opposed to the margin-degrading free food give aways, aggressive discounting and promotion of lower-quality menu item tactics that many of our competitors used throughout the year. As of the end of fiscal 2009, our blended average unit volume was $1,232,000, a $70,000 increase over the prior year.

 “On the cost side this year, our restaurant operating costs held steady as a percentage of company-operated restaurants revenue. Although restaurant operating costs for both our brands increased slightly during the year, we derived an increased share of our company-operated restaurants revenue this year from Carl’s Jr., which has lower restaurant operating costs than Hardee’s. As such, our blended restaurant operating costs were flat to the prior year. We aggressively addressed rising commodity costs in the first half of the year through a number of actions, including price increases. We reduced labor expense through more efficient scheduling, more than offsetting an increase in the federal minimum wage. These gains were offset by a 50 basis point increase in depreciation expense as a result of our ongoing remodel program at both brands, an investment we feel is necessary to remain competitive in today’s marketplace. We also reduced general and administrative expense by $3.7 million from the prior year due to lower levels of corporate spending as well as the reductions related to our refranchising program.

“Our franchisees purchased 102 company-operated Hardee’s restaurants during the year, completing our strategic refranchising program. Overall, we refranchised 238 Hardee’s restaurants over the past two years, exceeding our initial goal of 200 units. We also signed 20 development agreements with both new and existing franchisees representing commitments to build 380 Carl’s Jr. and Hardee’s units, including 121 units in the Dallas and Houston markets and 100 units in China. Subsequent to year end, we signed an agreement to build an additional 72 units in Dallas and Houston. We believe these agreements are a strong testament to the potential of our brands and our ongoing focus on the profitability of our business.

“Our Adjusted EBITDA increased by $2.3 million over the prior year. The gains related to our new restaurant openings, same-store sales increases and general and administrative expense reductions more than offset the impact of refranchising of 102 Hardee’s restaurants.

“We successfully executed all aspects of our Capital Plan throughout the year without incurring additional debt. In fact, we reduced our bank and other long-term debt by $36.3 million. In fiscal 2009, we opened 24 and remodeled 162 company-operated restaurants, and we and our franchisees completed 30 Green Burrito and 31 Red Burrito dual-brand conversions.

 “With respect to our individual brands:

Carl’s Jr.

“Carl’s Jr. company-operated restaurants increased same-store sales 2.1 percent during fiscal 2009, the brand’s ninth consecutive year of positive same-store sales. On a two-year cumulative basis, Carl’s Jr. increased its same-store sales 3.0 percent. Carl’s Jr. company-operated restaurants increased their revenues $29.8 million, or 5.0 percent, from the prior year, due to the increase in same-store sales and the net addition of 10 company-operated restaurants over the past year,” continued Puzder. “Over the past year, Carl’s Jr. continued to offer innovative, premium-quality products including the introduction of the Prime Rib Burger, as well as Chili Cheese Burgers and Chili Cheese Fries. These products were complemented by new breakfast offerings including the Monster Breakfast Sandwich™ and the Big Country Breakfast Burrito,” said Puzder. “These products, along with our remodels, new unit openings and dual-branding initiative, raised Carl’s Jr.’s average unit volume to $1,528,000 – a $35,000 increase over the prior year and an all-time high.

“For fourth quarter, restaurant operating costs at our Carl’s Jr.company-operated restaurants increased by 40 basis points over the prior year quarter, to 79.0 percent of company-operated restaurants revenue. The increase in operating costs was primarily attributable to higher payroll and employee benefits costs related to higher workers’ compensation expense. Food and packaging costs were unchanged versus the prior year quarter. Occupancy and other expense for the fourth quarter was steady versus the prior year quarter despite increased depreciation expense related to our remodel program.

        “For the fiscal year, restaurant operating costs at Carl’s Jr. increased 30 basis points, to 78.8 percent of company-operated restaurants revenue, due primarily to higher depreciation expense related to our remodel program,” said Puzder.

Hardee’s

“Hardee’s company-operated restaurants increased same-store sales 1.2 percent during fiscal 2009, the brand’s third consecutive year of positive same-store sales, and fifth over the past six years. On a two-year cumulative basis, Hardee’s increased its same-store sales 3.2 percent,” added Puzder. “Revenue at company-operated Hardee’s restaurants decreased $100.1 million, or 16.5 percent, from the prior year. The success of our refranchising program, through which we sold 238 Hardee’s restaurants to franchisees over the past two fiscal years, drove this decrease in revenue. Hardee’s maintained its leading breakfast daypart position over the past year through the introduction of the Strawberry Biscuit and Pork Chop ‘N’ Gravy Biscuit. Hardee’s enhanced its lunch/dinner lineup by introducing Little Thickburgers, a quarter-pound version of our original Thickburger, and also promoted the Prime Rib Thickburger and Jalapeno Thickburger. Hardee’s increased its average unit volume to $993,000 at fiscal year end, a $39,000, or 4.1 percent, increase over the prior year and the highest annual average unit volume for the brand ever.

“For fourth quarter, Hardee’s restaurant operating costs at its company-operated restaurants increased 30 basis points over the prior year quarter, to 86.0 percent of company-operated restaurants revenue. The increase was primarily due to a 170 basis point increase in occupancy and other expense related to increased depreciation costs resulting from our ongoing remodel program and higher insurance expense. Labor costs decreased by 130 basis points from the prior year quarter mainly due to a decrease in manager salary costs, partially offset by an increase in direct labor and store-level bonus expense. Food and packaging costs decreased 10 basis points from the prior year quarter.

"For the fiscal year, restaurant operating costs at Hardee’s increased 30 basis points to 83.9 percent of company-operated restaurants revenue, as compared to the prior fiscal year, due to higher depreciation expense related to our remodel program and utilities costs, which more than offset lower payroll and employee benefits costs.  This was the third lowest restaurant operating cost percentage for Hardee’s this decade.

“Our brands increased their fourth quarter blended same-store sales 0.3 percent, our thirteenth consecutive quarter of positive blended same-store sales. On a consolidated basis, fourth quarter restaurant operating costs increased 10 basis points to 82.0 percent of company-operated restaurants revenue. The increase was related to a 70 basis point increase in depreciation expense resulting from our ongoing remodel program at both brands mostly offset by reduced payroll and employee benefit costs (50 basis points) and lower food and packaging expense (20 basis points). We believe our continuing ability to hold expenses in line in this difficult environment reflects the merits of our premium product strategy.

"We believe both of our brands remained well-positioned to attract those consumers looking for premium quality products as they trade down from more expensive dining options. Our focus will remain on offering innovative, premium products supported by cutting-edge advertising while making sure our guests receive their order accurately in a clean, attractive environment. Additionally, we are placing renewed emphasis on our consumers' economic concerns by stressing, in our new products and in our cutting-edge advertising, the value of our premium products, particularly as compared to casual dining fare. While we will continue to promote the price and affordability of certain products through point-of-sale materials and couponing, we believe that focusing our television advertising on the value of our premium products will positively distinguish us from our competitors, drive sales at both brands and preserve our profitability and brand equity over the long term.

"We will continue to execute our Capital Plan through remodels and dual-branding conversions, and we and our franchisees will continue to grow and develop our brands both domestically and internationally. Finally, we will continue to control costs within our restaurants and at the corporate level,” Puzder concluded.

As of the end of its fiscal fourth quarter on Jan. 26, 2009, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,116 franchised or company-operated restaurants in 42 states and in 14 countries, including 1,195 Carl's Jr. restaurants and 1,908 Hardee's restaurants.

SEC Filings
The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings”.

Conference Call
The Company will host a conference call and webcast to discuss its fourth quarter and fiscal 2009 results on Mar. 26, 2009, at 9:00 a.m. (EDT) / 6:00 a.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP measure used by our lenders as an indicator of earnings available to service debt, fund capital expenditures and for other corporate uses. Adjusted EBITDA is not intended to be a substitute for net income determined in accordance with GAAP.

Safe Harbor Disclosure
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management's current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company's results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers' concerns or adverse publicity regarding the Company's products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee's brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers' compensation and general liability premiums and claims experience, changes in the Company's suppliers' ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company's franchisees, franchisees' willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company's filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JANUARY 31, 2009 AND 2008
(In thousands, except par values)

	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$17,869	$19,993
Accounts receivable, net	40,738	51,394
Related party trade receivables	4,923	5,179
Inventories, net	24,215	26,030
Prepaid expenses	13,445	12,509
Assets held for sale	805	1,038
Advertising fund assets, restricted	16,340	18,207
Deferred income tax assets, net	20,781	23,768
Other current assets	1,843	2,887
Total current assets	140,959	161,005
Notes receivable, net	3,259	298
Property and equipment, net	543,770	503,774
Property under capital leases, net	23,403	21,104
Deferred income tax assets, net	57,832	72,878
Goodwill	23,688	22,649
Intangible assets, net	2,508	2,677
Other assets, net	9,268	7,326
Total assets	$804,687	$791,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of bank indebtedness and other long-term debt	$4,341	$18,024
Current portion of capital lease obligations	6,389	5,774
Accounts payable	60,903	80,697
Advertising fund liabilities	16,340	18,207
Other current liabilities	91,765	85,813
Total current liabilities	179,738	208,515
Bank indebtedness and other long-term debt, less current portion	310,447	333,082
Capital lease obligations, less current portion	36,273	35,156
Other long-term liabilities	83,953	69,716
Total liabilities	610,411	646,469

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000 shares; none issued or outstanding	—	—
Series A Junior Participating Preferred stock, $.01 par value; 1,500 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000 shares; 54,653 shares issued and outstanding as of January 31, 2009 and 52,504 shares issued and 52,476 shares outstanding as of January 31, 2008	546	525
Common stock held in treasury, at cost; none and 28 shares as of January 31, 2009 and 2008, respectively	—	(359)
Additional paid-in capital	276,068	251,524
Accumulated deficit	(82,338)	(106,448)
Total stockholders’ equity	194,276	145,242
Total liabilities and stockholders’ equity	$804,687	$791,711

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Quarter Ended	Fiscal Quarter Ended	Fiscal Year Ended	Fiscal Year Ended
	Jan. 31, 2009	Jan. 31, 2008	Jan. 31, 2009	Jan. 31, 2008
Revenue:
Company-operated restaurants	$250,454	$259,938	$1,131,312	$1,201,577
Franchised and licensed restaurants and other	77,000	78,181	351,398	333,057
Total revenue	327,454	338,119	1,482,710	1,534,634
Operating costs and expenses:
Restaurant operating costs:
Food and packaging	73,493	76,571	335,707	356,332
Payroll and other employee benefits	72,587	76,625	322,936	350,526
Occupancy and other	59,308	59,666	258,995	267,372
Total restaurant operating costs	205,388	212,862	917,638	974,230
Franchised and licensed restaurants and other	59,568	60,610	269,699	258,295
Advertising	15,009	14,463	66,911	70,324
General and administrative	32,266	33,757	140,303	144,035
Facility action charges, net	1,473	936	4,139	(577)
Total operating costs and expenses	313,704	322,628	1,398,690	1,446,307
Operating income	13,750	15,491	84,020	88,327
Interest expense	(12,279)	(15,591)	(28,609)	(33,033)
Other income, net	788	1,146	3,078	4,437
Income before income taxes and discontinued operations	2,259	1,046	58,489	59,731
Income tax expense	(349)	808	21,533	24,659
Income from continuing operations	2,608	238	36,956	35,072
Loss from discontinued operations	—	(140)	—	(3,996)
Net income	$2,608	$98	$36,956	$31,076
Basic income per common share
Continuing operations	$0.05	$—	$0.71	$0.59
Discontinued operations	—	—	—	(0.07)
Net income	$0.05	$—	$0.71	$0.52
Diluted income per common share (1)
Continuing operations	$0.05	$—	$0.69	$0.57
Discontinued operations	—	—	—	(0.07)
Net income	$0.05	$—	$0.69	$0.50
Dividends per common share	$0.06	$0.06	$0.24	$0.24
Weighted-average common shares outstanding:
Basic	53,429	53,070	52,254	59,410
Dilutive effect of stock options, convertible notes and restricted stock	776	2,854	2,028	3,149
Diluted	54,205	55,924	54,282	62,559

(1)
The interest expense adjustment, net of tax, which is added to the Company’s net income for the diluted per share calculation, due to the dilutive effect of its 4% convertible subordinated notes due 2023, was $292 for the fiscal year ended January 31, 2009, and $104 and $444 for the fiscal quarter and year ended January 31, 2008, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)

	Fiscal Year Ended January 31, 2009	Fiscal Year Ended January 31, 2008

Net income	$36,956	$31,076
Interest expense	28,609	33,055
Income tax expense	21,533	26,612
Depreciation and amortization	63,497	64,102
Facility action charges, net	4,139	(1,282)
Share-based compensation expense	12,534	11,378
Adjusted EBITDA	$167,268	$164,941